EXHIBIT 10.22

19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel

January 27, 2005

Dr. Leah Klapper
11 Shapira Street
Apartment #38
Ramat-Gan, 52506

Dear Dr. Klapper,

Re:           Engagement Offer

Further to our discussions, we are pleased to offer you employment with us under the following terms and conditions.

By signing this letter you indicate your acceptance of the offer, thus turning this letter into a binding employment contract between you and us (this “Agreement”).  For purposes of convenience, BioLine Innovations Jerusalem, L.P. will be called in this letter “BIJ” or “we” and you will be called the “Employee” or “you”.

General
1.           Position.  You shall serve in the position described in Exhibit A.  In such position you shall report regularly to, and be subject to the direction and control of, BIJ’s General Manager.  You shall perform your duties diligently, conscientiously and in furtherance of BIJ’s best interests.  You agree and undertake to inform BIJ, immediately after you become aware of it, of any matter that may in any way raise a conflict of interest between yourself and BIJ.  You shall not receive during your employment by BIJ any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of your position in BIJ.

2.           Full Time Employment.  You will be employed on a full time basis.  You shall devote your entire business time and attention to the business of BIJ and you shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity except with the prior written consent of BIJ, which shall not be unreasonably withheld.  You confirm and declare that your position is one that requires a special measure of personal trust and loyalty.  Accordingly, the provisions of the Hours of Work and Rest Law-1951 shall not apply to you and you shall not be entitled to any compensation for working more than the maximum number of hours per week set forth in said law or any other applicable.

3.           Location.  You shall perform your duties hereunder at BIJ’s facilities in Jerusalem, Israel, but you understand and agree that your position may involve domestic and international travel.

4.           Employee’s Representations and Warranties.  You represent and warrant that the execution and delivery of this Agreement and the fulfillment of all its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which you are a party to or by which you are bound; and (ii) do not require the consent of any person or entity.  Further, with respect to any past engagement you may have had with third parties and with respect to any allowed engagement you may have with any third party “Other Employers”), you represent, warrant and undertake that: (a) your engagement with BIJ is and/or will not be in breach of your undertakings towards Other Employers, and (b) you will not disclose to BIJ, or use, in provision of any services to BIJ, any proprietary or confidential information belonging to any Other Employers.

Term of Employment
5.           Term.  Your employment by BIJ shall be deemed to have commenced on the date set forth in Exhibit A (the “Commencement Date”) and shall continue until it is terminated pursuant to the terms set forth herein.

6.           Termination at Will.  Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”).

7.           Termination for Cause.  In the event of a termination for Cause (as defined below), BIJ may immediately terminate the employment relationship effective as of the time of written notice of the same.  “Cause” means (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to BIJ and the engaging by yourself in any prohibited business competitive to the business of BIJ; or (b) any willful failure to perform or failure to perform competently any of your fundamental functions or duties hereunder, which was not cured within thirty (30) days after receipt by you of written notice thereof, or (c) other cause justifying termination or dismissal without severance payment under applicable law.

8.           Notice Period; End of Relations.  During the Notice Period, the employment relationship hereunder shall remain in full force and effect and there shall be no change in your position with BIJ, in your Salary and all other benefits to which you are entitled, or in any other obligations of either party hereunder, and you shall cooperate with BIJ and assist BIJ with the integration into BIJ of the person who will assume your responsibilities.  However, BIJ, at its own discretion, may terminate this Agreement and the employment relationship at any time immediately upon a written notice and pay you a one time amount equal to the Salary and the benefits referred to in Section 11 that would have been paid to you during the Notice Period in lieu of the prior notice.

Covenants
9.           Proprietary Information; Confidentiality and Non-Competition.  By executing this Agreement you confirm and agree to the provisions of BIJ’s Proprietary Information, Confidentiality and Non-Competition Agreement attached in Exhibit B hereto.

Salary; Insurance; Advanced Study Fund
10.           Salary.  BIJ shall pay to you as compensation for the employment services, an aggregate monthly compensation in the amount set forth in Exhibit A (the “Salary”).  Except as specifically set forth herein, the Salary includes any and all payments to which you are entitled from BIJ hereunder and under any applicable law, regulation or agreement.  The Salary includes any and all reimbursement of daily travel costs to which you are entitled under applicable law, and any and all other payments to which you are entitled from BIJ hereunder and under any applicable law, regulation or agreement.  Your Salary and other terms of employment shall be reviewed by BIJ’s management at least once a year, and may be updated at the discretion of BIJ’s management.  The Salary is to be paid to you no later then the 5th day of each calendar month after the month for which the Salary is paid after deduction of applicable taxes and the like payments.

11.           Insurance and Social Benefits.  BIJ will insure you under an “Manager’s Insurance Scheme” to be selected by BIJ in coordination with you; or if so requested by you under your existing “Manager’s Insurance Scheme” (the “Insurance Scheme”) as follows: (i) BIJ will pay an amount equal to 5% of the Salary towards a fund for life insurance and pension, and shall deduct 5% from the Salary and pay such amount towards the Insurance Scheme for your benefit; (ii) BIJ will pay an amount of up to 2.5% of the Salary towards a fund for the event of loss of working ability (Ovdan Kosher Avoda); and (iii) BIJ will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation.

BIJ together with you will maintain an advanced study fund (Keren Hishtalmut Fund) such that you and BIJ shall contribute to such fund an amount equal to 2.5% and 7.5%, respectively, up to the relevant tax exempt ceiling.  Your aforementioned contribution is to be transferred to such fund by BIJ from each monthly Salary payment.

All amounts paid by BIJ in accordance with this Section will be transferred to you, and all title and rights in the Insurance Scheme shall be assigned to you, upon the termination of your employment in any circumstances other than in case of termination of your employment for Cause, and the same shall constitute the full and only compensation to be paid by BIJ to you in such circumstances.

The agreement set forth in this provision is in accordance with Section 14 of the Severance Compensation Law, 1963, and in accordance with the general approval of the Labor Minister, promulgated under said Section 14, regarding employer’s payment to pension fund and insurance fund in lieu of severance pay pursuant to Section 14 of the Severance Compensation Law, 1963; a copy of which is attached hereby as Exhibit C, which Schedule shall be signed by both parties to this Agreement.

Additional Benefits
12.           Expenses.  BIJ will reimburse you for pre approved by your superior, business expenses borne by you, in accordance with BIJ’s policies as determined by BIJ from time to time.  As a condition to reimbursement, you shall be required to provide BIJ with all invoices, receipts and other evidence of expenditure as may be reasonably required by BIJ from time to time.

13.           Vacation.  You shall be entitled to that number of vacation days per year as set forth in Exhibit A, and the use of said vacation days will be coordinated with BIJ.  In the event that the demands of your activities preclude or limit your ability to actually use such vacation days in any year, you shall be entitled to the balance of the unused vacation only in the next succeeding year or, if unable to take the balance in that next succeeding year, to receive an amount equal to the rate of Salary then applicable to the vacation time not taken during such year.

14.           Sick Leave; Recreation Pay.  You shall be entitled to full paid sick leave and Recreation Pay (Dmei Havra’a) pursuant to applicable law and according to BIJ’s policy.

15.           Options.  You shall be granted options to purchase Ordinary Shares par value NIS 0.01 each of BioLineRx Ltd., a limited partner of BIJLP (“BioLineRx”), in the amount set forth in Exhibit A, to be granted pursuant to, and in accordance with, the terms and conditions of the share option plan adopted by the Company (the “Options”).

16.           Automobile.  For purposes of performance of your duties and tasks, BIJ shall make available to you a leased automatic automobile, of a type to be elected by BIJ, in accordance with its policies (e.g., Mazda 3, Toyota Corolla) (the “Leased Car”).  BIJ shall bear and pay for the cost of fuel, maintenance and repairs, and any insurance deductibles for the Leased Car, in accordance with its policies.  You shall be liable for paying any parking and/or traffic fines received in connection herewith, and for indemnification of BIJ in case of negligent use of the Leased Car and/or use of the Leased Car not in accordance with BIJ’s applicable policies.  For the avoidance of doubt, you agree and confirm that the cost of the leasing and/or the cost of the use of the Leased Car shall not constitute a component of your Salary, including with regard to social benefits and/or any other right to which you are entitled by virtue of this Agreement or under law.  The Leased Car will remain in BIJ’s ownership, and will be returned to BIJ by you at the end of the Notice Period upon termination of your employment with BIJ for any reason, if and as of the date on which your services are no longer required by BIJ.

Miscellaneous
17.           The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court; the provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law); no failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof; in the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby; this Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto; you acknowledge and confirm that all terms of your employment are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms to any third party.

Please indicate your acceptance to the terms of this letter by signing and dating them and returning a counterpart hereof to us.  BIJ’s signature on this letter will bind BIJ only if coupled with your signature.

Sincerely yours,

BioLine Innovations Jerusalem, L.P.
By its General Partner, BioLine Innovations Jerusalem Ltd.

By:	/s/ Yuri Shoshan

Title:	Yuri Shoshan, Director

I, the undersigned, Leah Klapper hereby agree to all terms of this letter, and in witness hereof have signed this letter on this date of 17/2, 2005.

Signature:  /s/ Leah Klapper

Exhibit A
To Personal Employment Agreement by and between BioLine Innovations Jerusalem, L.P.
and the Employee whose name is set forth herein

1.	Name of Employee:	Leah Klapper

2.	ID No. of Employee:	069474898

3.	Address of Employee:	11 Shapira Street, Apartment #38, Ramat-Gan, 52506

4.	Position in BIJ:	Vice President of Pre-Clinical Development

5.	Commencement Date:	January 1, 2005

6.	Notice Period:	30 days

7.	Salary:	NIS 25,000 (Gross)

8.	Options
50,000 options.  For the avoidance of doubt, the aforementioned number of options has already been promised to you by BioLineRx directly pursuant to a past employment agreement with BioLineRx, and this DOES NOT constitute an additional promise of options.

9.	Vacation Days Per Year:	21 days

Exhibit B
To Personal Employment Agreement by and between BioLine Innovations Jerusalem, L.P.
and the Employee whose name is set forth herein

Name of Employee:	Leah Klapper

ID No. of Employee:	069474898

1.            General
All the capitalized terms herein shall have the meanings ascribed to them in the Letter of Agreement to which this Exhibit is attached (the “Agreement”).  For purposes of any undertaking of the Employee toward BIJ, the term BIJ shall specifically include BioLineRX Ltd., BioLine Innovations Jerusalem Ltd. and any and all subsidiaries and affiliates of BIJ.

The Employee’s obligations and representations and BIJ’s rights under this Exhibit shall apply as of the Commencement Date of the employment relationship between BIJ and the Employee, and as of the first time the Employee became engaged with BIJ, regardless of the date of execution of the Agreement.

2.           Confidentiality; Proprietary Information
2.1           “Proprietary Information” means confidential and proprietary information concerning the business and financial activities of BIJ, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated.  Proprietary Information shall also include information of the same nature which BIJ may obtain or receive from third parties.

2.2.           Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of BIJ and irrespective of form but excluding information that (i) was known to Employee prior to Employee’s association with BIJ and can be so proven; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by the Employee; (iii) reflects general skills and experience gained during Employee’s engagement by BIJ; or (iv) reflects information and data generally known in the industries or trades in which BIJ operates.

2.3.           Employee recognizes that BIJ received and will receive confidential or proprietary information from third parties (specifically including the entities referred to in Section 1 above), subject to a duty on BIJ’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

2.4           Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of BIJ and its assigns.  At all times, both during Employee’s engagement by BIJ and after Employee’s termination, Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of BIJ, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement.

2.5.           Upon termination of Employee’s employment with BIJ, Employee will promptly deliver to BIJ all documents and materials of any nature pertaining to Employee’s work with BIJ, and will not take with Employee any documents or materials or copies thereof containing any Proprietary Information.

2.6.           Employee’s undertakings set forth in this Section 2 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

3.           Disclosure and Assignment of Inventions
3.1.           “Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets; “BIJ Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee’s employment with BIJ, and which: (i) are developed using equipment, supplies, facilities or Proprietary Information of BIJ, (ii) result from work performed by Employee for BIJ, or (iii) related to the field of business of BIJ, or to specific fields of research and development undertake by BIJ.

3.2.           Employee undertakes and covenants that Employee will promptly disclose in confidence to BIJ all Inventions deemed as BIJ Inventions.

3.3.           Employee hereby irrevocably transfers and assigns to BIJ all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any BIJ Invention, and any and all moral rights that Employee may have in or with respect to any BIJ Invention.

3.4.           Employee agrees to assist BIJ, at BIJ’s expense, in every proper way to obtain for BIJ and enforce patents, copyrights, mask work rights, and other legal protections for BIJ Inventions in any and all countries.  Employee will execute any documents that BIJ may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  Such obligation shall continue beyond the termination of Employee’s employment with BIJ.  Employee hereby irrevocably designates and appoints BIJ and its authorized officers and agents as Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including BIJ Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including BIJ Inventions), with the same legal force and effect as if executed by Employee himself.

4.           Non-Competition
4.1.           In consideration of Employee’s terms of employment, which include special compensation for Employee’s undertakings under this Section 4, and in order to enable BIJ to effectively protect its Proprietary Information, Employee agrees and undertakes that she will not, so long as she is employed by BIJ and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, be engaged in, or employed by, any business or venture that is engaged in any activities competing with BIJ and its business activities in which Employee was involved, or by providing products or services substantially similar to products or services offered by BIJ; provided, however, that Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation, and so long as Employee has no active role in such corporation as director, employee, consultant or otherwise.

4.2.           Employee agrees and undertakes that during the period of Employee’s employment and for a period of twelve (12) months following termination of his employment for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by BIJ, or retained by BIJ as a consultant, advisor or the like service provider (collectively, “Consultant”), if such Consultant is prevented thereby from continuing to render its services to BIJ, on the date of such termination or during the preceding twelve (12) months.

5.           Reasonableness of Protective Covenants
Insofar as the protective covenants set forth in this Agreement are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of BIJ, and the operations and business of BIJ; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of BIJ, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of BIJ.  Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

6.           Remedies for Breach
Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to BIJ in the event of a breach or a threatened breach of any of such provisions, BIJ may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

7.           Intent of Parties
Employee recognizes and agrees that: (i) this Exhibit is necessary and essential to protect the business of BIJ and to realize and derive all the benefits, rights and expectations of conducting BIJ’s business; (ii) the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) good and valuable consideration exists under the Agreement, for Employee’s agreement to be bound by the provisions of this Exhibit.

TRANSLATION FROM HEBREW

Exhibit C

To Personal Employment Agreement by and between BioLine Innovations Jerusalem, L.P.
and the Employee whose name is set forth herein.

Agreement under Section 14 of the Severance Pay Law

I, the undersigned, hereby confirm that I agree to incorporate the terms and conditions detailed in the foregoing regarding only ongoing payments of the employee to the insurance fund (Managers Insurance) for an allowance and/or severance fund, as published in the Official Announcement Gazette of the State of Israel 4659 on June 30, 1998, on page 4394 (Last Amended as — Official Announcement Gazette of the State of Israel 4970, on 1949):

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)   The Employer’s Payments –

(a)   to the Pension Fund are not less than 14⅓% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a  severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2⅓% of the Exempt Salary.  In the event that the employer has not paid the above mentioned 2⅓% in addition to said 12%, his payments shall come  in lieu of only 72% of the employee’s severance pay;

(b)   to the Insurance Fund are not less than one of the following:

(i)   13⅓% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the  lower of either an amount  required to secure at least 75% of the Exempt Salary or in an amount of 2½% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)   11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Payment; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2⅓% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)   No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)   the employee’s consent to an arrangement pursuant to this approval, in an agreement  specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)   an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)   This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

January 30, 2005

Dr. Leah Klapper
11 Shapira St.
Apartment #38
Ramat-Gan, 52506

Dear Dr. Klapper,

Re:           Engagement with BioLine Innovations Jerusalem, L.P.

Further to our discussions, this is to set forth in writing our agreement with respect to the termination of your employment with BioLineRx Ltd. (“BLRX”) and your engagement with BioLine Innovations Jerusalem, L.P. (“BIJLP”), a limited partnership in which BLRX is a limited partner.

1.           Your employment with BLRX pursuant to the employment agreement between BLRX and yourself, a copy of which is attached as Schedule A to this letter agreement (the “BLRX Employment Agreement”) shall terminate as of the date of December 31, 2004 (the “Effective Date”), and immediately as of such date you shall commence employment with BIJLP, in accordance with the terms and conditions set forth in the employment agreement between BIJLP and yourself, a copy of which is attached as Schedule B to this letter agreement (the “BIJLP Employment Agreement”).

BIJLP takes upon itself all rights accrued to your benefit during the term of your employment with BLRX, as if, with respect to such rights, you were employed with BIJLP as of the date on which you commenced employment with BLRX.

2.           You agree and confirm that no prior notice and Notice Period (as such term is defined in the BLRX Employment Agreement) are due, since you are immediately continuing your employment with BIJLP.

3.           As of the Effective Date, BLRX shall take all required action in order to transfer the Insurance Scheme referred to in Section 11 of the BLRX Employment Agreement to BIJLP, and BIJLP shall continue all payments related to such Insurance Scheme in accordance with Section 11 of the BIJLP Employment Agreement.

4.           As of the Effective Date, BLRX shall take all required action in order to transfer the advanced study fund referred to in Section 11 of the BLRX Employment Agreement to BIJLP, and BIJLP shall continue all contributions related to such advanced study fund in accordance with Section 11 of the BIJLP Employment Agreement.

5.           You shall continue to be entitled to all options granted to you in accordance with the provisions of Section 15 of the BLRX Employment Agreement, in accordance with the provisions of Section 15 of the BIJLP Employment Agreement. For the avoidance of any doubt, the number of options specified in the BIJLP Employment Agreement refers and relates to the number of options granted to you under and pursuant to the BLRX Employment Agreement, and DOES NOT constitute an additional grant of options.

6.           You shall continue to be entitled to the Leased Car made available to you pursuant to Section 16 of the BLRX Employment Agreement, at the responsibility of BIJLP.

7.           You agree and confirm that you shall continue to be bound by the provisions of BLRX’s Proprietary Information, Confidentiality and Non-Competition Agreement attached in Exhibit B to the BLRX Employment Agreement, which provisions shall continue to apply in accordance with their terms.

8.           On the Effective Date, you shall return to BLRX all property, assets and materials of BLRX which are in your possession, as well as any and all documents, files, records, memoranda, computer hardware and software, and all other property or information provided by BLRX, and you shall not retain any BLRX property.

9.           By signing below, you shall represent and warrant that upon the performance of the BLRX’s undertakings set forth above, you shall have been paid in full all payments owed to you due to your employment with BLRX, in accordance with the BLRX Employment Agreement and/or in accordance with the provisions of any collective agreement, and/or any statute, and/or regulation applicable to her, including but not limited to employment wages, supplements to wages, additional hours, grants, vacation redemption, recreation pay, reimbursements, expenses, and any other payment in accordance with any other right, even if not specifically mentioned in this letter agreement, and you shall declare and affirm that you do not have now and will not have in the future any claims and/or prosecutions against BLRX, and its shareholders, directors, officers, managers, employees and agents, in connection with your employment with BLRX and/or its termination.

Please indicate your acceptance to the terms of this letter by signing and dating them and returning a counterpart hereof to us.

Sincerely yours,

BioLineRx Ltd.

By:	/s/ Yuri Shoshan

Title:	Yuri Shoshan, VP Finance

BioLine Innovations Jerusalem, L.P.

By its General Partner, BioLine Innovations Jerusalem Ltd.

By:	/s/ Yuri Shoshan

Title:	Yuri Shoshan, Director

I, the undersigned, Leah Klapper hereby agree to all terms of this letter agreement, and in witness hereof have signed this letter agreement on this date of 17/2, 2005.

Signature:  /s/ Leah Klapper